Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY® APPOINTS ANTHONY BELCASTRO TO SENIOR VICE
PRESIDENT, CONTROLLER AND CHIEF ACCOUNTING OFFICER

ATLANTA (March 18, 2024) Crawford & Company® (NYSE: CRD-A and CRD-B) is pleased to announce that Anthony Belcastro has been appointed senior vice president, controller and chief accounting officer, effective March 18, 2024.

Reporting to Bruce Swain, chief financial officer, Belcastro will be responsible for the leadership, development and execution of the Company’s corporate, domestic and international technical and operational accounting functions, as well as its financial systems, internal controls and SEC reporting.

“Anthony is a proven leader with nearly 20 years of accounting experience, and we are thrilled to welcome him to Crawford,” said Swain. “He will be instrumental in our accounting and financial reporting functions, and we are confident that his strategic leadership will play a pivotal role in guiding our operations.”

Most recently, Belcastro served as vice president, corporate controller, for WestRock Company and as vice president, controller, at ABB Industrial Solutions, which was acquired from General Electric in 2018, where he was a controller. He started his career at PwC, where he worked in the transaction services and assurance practices. He is a Certified Public Accountant with undergraduate degrees in accounting and business management and a Master of Accounting from North Carolina State University.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading global provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

Tag: Crawford-Corporate

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Media Contacts: mediarelations@us.crawco.com

Lynn Cufley	Katie Cline
+44 7585 901936	+1 470 792 5678
Lynn.Cufley@crawco.uk	katie.cline@us.crawco.com